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Exhibit 15.1

LUXOTTICA GROUP S.P.A.
Registered Office in Milan, Piazzale Cadorna, 3
Fully paid up share capital of Euro 29,056,414.98
Trade Register of Milan and Fiscal Code no. 00891030272
R.E.A. Milan (Index of Economic and Administrative Information) no. 1348098
VAT no. 10182640150
Website: www.luxottica.com

NOTICE OF CALL

ORDINARY MEETING OF STOCKHOLDERS

(Published on the Company's website on March 24, 2017)

The Ordinary Meeting of Stockholders of Luxottica Group S.p.A. (the "Company") will be held on single call on April 28, 2017 at 11:00 a.m. in Milan, Italy, Piazzale Cadorna 3, to consider and vote upon the following:

AGENDA

1.
The approval of the Statutory Financial Statements for the year ended December 31, 2016.

2.
The allocation of net income and the distribution of dividends.

3.
An advisory vote on the first section of the Company's Remuneration Report in accordance with article 123-ter, paragraph 6 of Legislative Decree no. 58/98.

Items of business on the Agenda and proposals

1.    Statutory Financial Statements for the year ended December 31, 2016.    The Board of Directors will submit the Statutory Financial Statements as of and for the year ended December 31, 2016, reflecting net income of Euro 454,385,945 to the General Meeting for its approval.

2.    Allocation of net income and the distribution of dividends.    The Board of Directors will submit to the General Meeting for its approval the distribution of dividends in the gross amount of Euro 0.92 per Ordinary Share and per American Depositary Receipt (each "ADR" represents one Ordinary Share). The dividends will be paid out of the Company's 2016 net income, net of the amount to be set aside for the legal reserve in order to reach one-fifth of the issued share capital as of the date of the General Meeting. The amount remaining after the abovementioned allocation to the legal reserve and the distribution shall be allocated to the extraordinary reserve.

Subject to approval at the General Meeting, dividends will be paid to holders of Ordinary Shares on May 24, 2017, with an ex-dividend date of May 22, 2017, as calculated in accordance with the Borsa Italiana calendar and with a record date of May 23, 2017. Regarding the ADRs listed on the New York Stock Exchange, the record date will be May 23, 2017 and the payment by Deutsche Bank Trust Company Americas ("DB"), the depositary bank for the ADRs that has been authorized to make the applicable payment, expected to be made in U.S. Dollars, will be on May 31, 2017 based on the Euro/U.S. Dollar exchange rate as of May 24, 2017. DB has advised the Company that after the close of business on May 18, 2017, through and including May 23, 2017, it will close its books and will not accept deposits or cancellations of Ordinary Shares or ADRs.

3.    Advisory Vote on Company Remuneration Policy.    The Board of Directors will submit to the General Meeting for its approval the first section of the Company's Remuneration Report containing the compensation policy of the Company and its subsidiaries. The vote on this resolution is consultative only.

Information on Share Capital

It must be noted that:

•
the Company's issued share capital consists of 484,273,583 Ordinary Shares with a nominal value of Euro 0.06 per share;

•
each Ordinary Share is entitled to one vote at the General Meeting; and

•
as of the date of publication of this notice, the Company holds 6,518,689 treasury shares for which the right to vote is suspended.

Any subsequent changes in the stated share capital and the number of treasury shares held will be communicated at the opening of the General Meeting.

Entitlement to participate and vote by proxy

Authorization to participate in the General Meeting and exercise the right to vote will be confirmed by a notice attesting to such a right sent to the Company by the relevant authorized intermediaries, in compliance with their records, evidencing that the party holds the right to vote, based on evidence at the end of the seventh market day prior to the date of the General Meeting (April 19, 2017). Anyone who becomes an owner of the shares subsequent to this date cannot legitimately participate in and vote at the General Meeting.

Any person who can legitimately participate in the General Meeting can be represented within the terms and limits of the law. For this purpose, a proxy appointment form can be found in the Governance/General Meeting section of the Company's website, www.luxottica.com, at the Company's registered office and from the relevant authorized intermediaries. Proxies may be granted through a computerized document signed electronically, pursuant to article 21, paragraph 2 of Italian Legislative Decree no. 82/2005. Proxies may be sent by means of a registered letter with return receipt requested addressed to the Company's registered office in Milan, Piazzale Cadorna 3, Italy, to the attention of the Corporate Affairs department, or electronically to the following certified email address: assemblea.luxottica@legalmail.it. If a representative delivers or sends a copy of the proxy to the Company, it shall certify the identity of the proxy and that the proxy conforms to the original.

A proxy may be granted, without expense, with instructions on voting on all or some of the resolutions on the Agenda, to Computershare S.p.A. (the "Appointed Representative"), with its registered office in Milan at Via Lorenzo Mascheroni 19, 20145, Italy as the representative appointed by the Company in accordance with article 135-undecies of

Italian Legislative Decree no. 58/1998. For this purpose, a specific proxy appointment form must be used, which has been prepared by the Appointed Representative in consultation with the Company, and is available on www.luxottica.com in the Governance/General Meeting section of the website. The original proxy appointment form from the Appointed Representative, with voting instructions, must reach the registered office of Computershare S.p.A. at Via Lorenzo Mascheroni 19, 20145 Milan. A copy of the proxy along with a declaration stating it conforms to the original proxy document may be sent in advance via fax to +39 02 46776850, or via email to ufficiomilano@pecserviziotitoli.it, but must be received by the end of the second market day prior to the date of the meeting (April 26, 2017). A proxy granted in this manner will only be effective with respect to the proposals for which voting instructions have been given. The proxy and the voting instructions may be revoked by the same date stated above (April 26, 2017).

A form of proxy and related instructions on how to complete and transmit this form are available at the Company's registered office and on www.luxottica.com, in the Governance/General Meeting section. Any proxy provided in advance in the manner set forth above via fax or email shall not relieve the obligation to certify that the copy provided in advance matches the original as well as to verify the identity of the holder of the proxy.

Right to submit questions prior to the General Meeting

Those entitled to vote may submit questions regarding Agenda items prior to the General Meeting either electronically via the certified email address assemblea.luxottica@legalmail.it or by means of registered letter with return receipt requested, sent to the Company's registered office, attention Corporate Affairs. To exercise this right, the Company must receive questions by April 25, 2017, together with the notice of ownership issued by the intermediary where the stockholder's shares are held.

Additions to the Agenda and proposals on additional resolutions

Stockholders who represent at least one-fortieth of the share capital, either individually or jointly, may request that an addition be made to the Agenda, stating the items they propose in their request, or propose additional resolutions for items already on the Agenda, within ten days from the publication of the present notice (April 3, 2017).

A request, together with the notice of ownership from the relevant authorized intermediary where the stockholder's shares are held, must be presented in writing at the Company's registered office, attention Corporate Affairs, by means of registered letter with return receipt requested or via email to assemblea.luxottica@legalmail.it, subject to the condition that requests reach the Company within the time limit stated above.

Those entitled to vote may submit additional resolution proposals at the General Meeting.

Any additions to the Agenda or the presentation of additional proposed resolutions will be announced at least fifteen days prior to the date of the General Meeting. Additional proposed resolutions for items already on the Agenda will be made available to the public using the methods set forth in article 125-ter, paragraph 1 of Italian Legislative Decree no. 58/1998, at the same time as publication of the announcement.

Stockholders making a request shall also submit a report setting forth the reasons for the proposed resolutions on the new items or on the proposed additional resolutions for items already on the Agenda. The report should be sent to the Board of Directors within the time limit for the presentation of requests for additions. The Board of Directors will make the report available to the public, stating any opinion it may have, at the same time as the publication of the notice of additions or of the presentation using the methods set forth in article 125-ter, paragraph 1 of Italian Legislative Decree no. 58/1998.

The Agenda may not be supplemented to include matters that according to Italian Law may only be considered based on a proposal submitted by the Board of Directors, or on any project or report prepared by them other than those specified in article 125-ter, paragraph 1 of Italian Legislative Decree no. 58/1998.

Information for ADR Holders

The holders of the Company's ADRs listed on the New York Stock Exchange, each representing the right to receive one Ordinary Share, who wish to attend the meeting in person should contact Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005 (ATTN: Corporate Actions Department, Tel. (+1) 212.250.9100, Fax: (+1) 212.797.0327, e-mail address adr@db.com), at least fifteen days prior to the date of the General Meeting in order to obtain information regarding attendance and/or voting procedures.

Documentation

The following documents and information are available in the Governance/General Meeting section of the Company's website, www.luxottica.com, in accordance with the relevant time limits required by law:

•
the proxy forms for voting, including the ordinary proxy form and the form to be granted to the Appointed Representative in accordance with article 135-undecies of Italian Legislative Decree no. 58/1998; and

•
information on the Company's issued share capital, including the number and category of shares into which it is divided.

Additionally, the Board of Directors' report on the Agenda with the accompanying resolution proposals, the Annual Financial Report, the Board of Statutory Auditors' Report, the Independent Auditor's Report and the Remuneration Report prepared pursuant to article 123-ter of Italian Legislative Decree 58/1998 will be available to the public at the Company's registered office, on the Company's website in the Governance/General Meeting section, and on the "eMarket Storage" platform at www.emarketstorage.com within the time limits provided by law.

Stockholders may obtain copies of these materials at their own expense.

Luxottica Group S.p.A.
On behalf of the Board of Directors
The Executive Chairman, Leonardo Del Vecchio

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AGENDA